Exhibit 99.1


FOR IMMEDIATE RELEASE:
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                         WELLSFORD REAL PROPERTIES, INC.
                           ANNOUNCES REPURCHASE OF 24%
                        OF ITS OUTSTANDING COMMON SHARES
                        --------------------------------


NEW YORK, June 7, 2001 -- Wellsford Real Properties, Inc. (AMEX: WRP) today announced that it has agreed to repurchase approximately two million shares of its outstanding common stock from an institutional investor. The shares were repurchased at $18.10 per share, for total consideration of $36.6 million from available cash. The price at which the shares were purchased was the market price at the time of the agreement.

Jeffreey h. Lynford, Chairman of the Company stated, "As a result of this repurchase, we have increased our book value from $26.10 per share at March 31, 2001 to $28.65 per share on a pro forma basis, an accretion of 9.8%."

Certain statements in this press release constitute "forward-looking statemnts" under federal securities laws and involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results implied by such forward-loking statements. Such factors include the satisfaction of conditions to the closing of the share repurchase.

Wellsford Real Properties is a real estate merchant banking firm headquartered in New York City, which acquires, finances, develops and operates real properties and organizes and invests in private and public real estate companies.

Press Contact:  Mark P. Cantaluppi
                Vice President -- Chief Accounting Officer & Director of
                                  Investor Relations
                Wellsford Real Properties, Inc.
                (212) 838-3400